Exhibit 99.1

P R E S S A N N O U N C E M E N T

Progress Software Announces First Quarter 2026 Financial Results

Revenue Growth 4%, Exceptional Margins and Cash Flow;
Debt Paydown and Buybacks Continue

BURLINGTON, Mass., March 30, 2026 — Progress Software (Nasdaq: PRGS), the trusted provider of AI-powered digital experience and infrastructure software, today announced financial results for its fiscal first quarter ended February 28, 2026.

First Quarter 2026 Highlights:

•Revenue of $248 million increased 4% year-over-year on an actual currency basis and 2% on a constant currency basis.
•Annualized Recurring Revenue ("ARR") of $863 million increased 2% year-over-year on a constant currency basis.
•Operating margin was 19% and non-GAAP operating margin was 41%.
•Diluted earnings per share was $0.53 compared to $0.24 in the same quarter last year, an increase of 121%.
•Non-GAAP diluted earnings per share was $1.60 compared to $1.31 in the same quarter last year, an increase of 22%.

"We’re extremely pleased that the momentum from 2025 is carrying over into FY26," said Yogesh Gupta, CEO of Progress Software. "Revenue growth, margins, collections, and business operations continued strong through the first quarter. Our Q1 results reflect the durability of our model - driving profitable growth, generating robust cash flow, strengthening our balance sheet, and returning capital to shareholders through buybacks, as customers continue to derive measurable business value from the AI capabilities across our product portfolio."

Additional financial highlights included:

	Three Months Ended
	GAAP			Non-GAAP
(in thousands, except percentages and per share amounts)	February 28, 2026	February 28, 2025	% Change	February 28, 2026	February 28, 2025	% Change
Revenue	$247,799	$238,015	4%	$247,799	$238,015	4%
Income from operations	$46,465	$32,426	43%	$102,185	$93,595	9%
Operating margin	19%	14%	500 bps	41%	39%	200 bps
Net income	$22,813	$10,946	108%	$68,300	$58,995	16%
Diluted earnings per share	$0.53	$0.24	121%	$1.60	$1.31	22%
Cash from operations (GAAP) / Adjusted free cash flow (non-GAAP) / Unlevered free cash flow (non-GAAP)	$98,626	$68,947	43%	$98,845	$73,211	35%
				$111,042	$87,954	26%

See Important Information Regarding Non-GAAP Financial Measures, Liquidity Measures, and Select Performance Metrics and a reconciliation of non-GAAP adjustments to Progress' GAAP financial results at the end of this press release.

Other fiscal first quarter 2026 metrics and recent results included:

•Cash and cash equivalents were $113.2 million at the end of the quarter.
•Days sales outstanding was 52 days compared to 48 days in the fiscal first quarter of 2025 and 73 days in the fiscal fourth quarter of 2025.

Anthony Folger, Progress CFO, said: "We delivered particularly strong margins and cash flow in the first quarter and our balance sheet is stronger and better able to support our investments in long-term value creation."

2026 Business Outlook

Progress provides the following guidance for the fiscal year ending November 30, 2026 and the fiscal second quarter ending May 31, 2026:

	Updated FY 2026 Guidance (March 30, 2026)		Prior FY 2026 Guidance (January 20, 2026)
(in millions, except percentages and per share amounts)	GAAP	Non-GAAP	GAAP	Non-GAAP
Revenue	$988 - $1,000	$988 - $1,000	$986 - $1,000	$986 - $1,000
Diluted earnings per share	$1.71 - $1.87	$5.91 - $6.03	$1.74 - $1.91	$5.82 - $5.96
Operating margin	16% - 17%	39%	16% - 17%	39%
Cash from operations (GAAP) / Adjusted free cash flow (non-GAAP) / Unlevered free cash flow (non-GAAP)	$266 - $278	$263 - $275	$263 - $277	$260 - $274
		$315 - $326		$313 - $326
Effective tax rate	23%	20%	21%	20%

Q2 2026 Guidance
(in millions, except per share amounts)	GAAP	Non-GAAP
Revenue	$240 - $246	$240 - $246
Diluted earnings per share	$0.35 - $0.41	$1.47 - $1.53

Based on current exchange rates, the expected positive currency translation impact on our:

•Fiscal year 2026 business outlook compared to 2025 exchange rates is approximately $9.4 million on revenue.
•GAAP and non-GAAP diluted earnings per share for fiscal year 2026 is approximately $0.10.
•Fiscal Q2 2026 business outlook compared to 2025 exchange rates is approximately $2.6 million on revenue.
•GAAP and non-GAAP diluted earnings per share for fiscal Q2 2026 is approximately $0.03.

To the extent that there are changes in exchange rates versus the current environment and/or our expectations, this may have an impact on Progress' business outlook.

Conference Call

Progress will hold a conference call to review its financial results for the fiscal first quarter of 2026 at 5:00 p.m. ET on Monday, March 30, 2026. Participants must register for the conference call here: https://register-conf.media-server.com/register/BI542715e40bbb4fada1a15d15f1d523e3. The webcast can be accessed at: https://edge.media-server.com/mmc/p/p8chxb6v. The conference call will include comments followed by questions and answers. Attendees must register for the webcast and an archived version of the conference call and supporting materials will be available on the Progress website within the investor relations section after the live conference call.

About Progress

Progress Software (Nasdaq: PRGS) empowers organizations to achieve transformational success in the face of disruptive change. Our software enables our customers to develop, deploy and manage responsible AI-powered applications and personalized digital experiences with agility and ease. Businesses of all sizes get a trusted provider in Progress, with the products, expertise and vision they need to turn AI disruption into a competitive advantage. Millions of developers and technologists at hundreds of thousands of organizations depend on Progress every day. Learn more at www.progress.com.

Progress and Progress Software are trademarks or registered trademarks of Progress Software Corporation and/or its subsidiaries or affiliates in the U.S. and other countries. Any other names contained herein may be trademarks of their respective owners.

Investor Contact:	Press Contact:
Michael Micciche	Jeff Young
Progress Software	Progress Software
+1 781 850 8450	+1 781 280 4000
Investor-Relations@progress.com	PR@progress.com

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended
(in thousands, except per share data)	February 28, 2026	February 28, 2025	% Change
Revenue:
Software licenses	$67,581	$58,445	16%
Maintenance, SaaS, and professional services	180,218	179,570	—%
Total revenue	247,799	238,015	4%
Costs of revenue:
Cost of software licenses	3,013	2,925	3%
Cost of maintenance, SaaS, and professional services	32,100	32,884	(2)%
Amortization of acquired intangibles	8,751	10,422	(16)%
Total costs of revenue	43,864	46,231	(5)%
Gross profit	203,935	191,784	6%
Operating expenses:
Sales and marketing	51,997	51,296	1%
Product development	50,474	46,375	9%
General and administrative	26,504	25,623	3%
Amortization of acquired intangibles	25,617	25,808	(1)%
Cyber vulnerability response expenses, net	1,358	737	84%
Restructuring expenses	706	7,029	(90)%
Acquisition-related expenses	814	2,490	(67)%
Total operating expenses	157,470	159,358	(1)%
Income from operations	46,465	32,426	43%
Other expense, net	(16,173)	(19,124)	15%
Income before income taxes	30,292	13,302	128%
Provision for income taxes	7,479	2,356	217%
Net income	$22,813	$10,946	108%

Earnings per share:
Basic	$0.54	$0.25	116%
Diluted	$0.53	$0.24	121%
Weighted average shares outstanding:
Basic	42,155	43,256	(3)%
Diluted	42,729	44,887	(5)%

Stock-based compensation is included in the condensed consolidated statements of operations, as follows:
Cost of revenue	$1,618	$1,195	35%
Sales and marketing	4,083	3,032	35%
Product development	5,595	4,410	27%
General and administrative	7,178	6,046	19%
Total	$18,474	$14,683	26%

CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

(in thousands)	February 28, 2026	November 30, 2025
Assets
Current assets:
Cash and cash equivalents	$113,171	$94,807
Accounts receivable, net	147,612	195,783
Unbilled receivables, current portion	40,759	46,599
Other current assets	68,599	62,776
Total current assets	370,141	399,965
Property and equipment, net	14,901	13,694
Goodwill and intangible assets, net	1,858,830	1,893,082
Right-of-use lease assets	30,595	25,842
Unbilled receivables, non-current portion	28,477	29,950
Other assets	91,830	95,125
Total assets	$2,394,774	$2,457,658
Liabilities and stockholders' equity
Current liabilities:
Accounts payable and other current liabilities	$88,821	$117,331
Convertible senior notes, current portion, net	359,723	359,163
Operating lease liabilities, current portion	8,811	8,490
Deferred revenue, current portion	330,766	324,750
Total current liabilities	788,121	809,734
Long-term debt, net	540,000	600,000
Operating lease liabilities, non-current portion	25,311	21,077
Deferred revenue, non-current portion	93,845	100,329
Convertible senior notes, non-current portion, net	441,664	441,186
Other non-current liabilities	7,038	6,983
Stockholders' equity:
Common stock and additional paid-in capital	398,454	384,119
Retained earnings	100,341	94,230
Total stockholders' equity	498,795	478,349
Total liabilities and stockholders' equity	$2,394,774	$2,457,658

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended
(in thousands)	February 28, 2026	February 28, 2025
Operating activities:
Net income	$22,813	$10,946
Depreciation and amortization	37,460	39,209
Stock-based compensation	18,474	14,683
Other non-cash adjustments	7,248	3,070
Changes in operating assets and liabilities	12,631	1,039
Net cash flows from operating activities	98,626	68,947
Capital expenditures	(2,705)	(1,290)
Repurchases of common stock, net of issuances	(14,965)	(23,870)
Dividend equivalent payments to stockholders	—	(359)
Payments for acquisitions	—	(1,195)
Repayment of revolving line of credit	(60,000)	(30,000)
Other	(2,592)	(6,149)
Net change in cash and cash equivalents	18,364	6,084
Cash and cash equivalents, beginning of period	94,807	118,077
Cash and cash equivalents, end of period	$113,171	$124,161

RECONCILIATIONS OF GAAP TO NON-GAAP SELECTED FINANCIAL MEASURES
(Unaudited)

	Three Months Ended
(in thousands, except per share data)	February 28, 2026	February 28, 2025
Adjusted income from operations:
GAAP income from operations	$46,465	$32,426
Amortization of acquired intangibles	34,368	36,230
Stock-based compensation	18,474	14,683
Restructuring expenses	706	7,029
Acquisition-related expenses	814	2,490
Cyber vulnerability response expenses, net	1,358	737
Non-GAAP income from operations	$102,185	$93,595

Adjusted net income:
GAAP net income	$22,813	$10,946
Amortization of acquired intangibles	34,368	36,230
Stock-based compensation	18,474	14,683
Restructuring expenses	706	7,029
Acquisition-related expenses	814	2,490
Cyber vulnerability response expenses, net	1,358	737
Provision for income taxes	(10,233)	(13,120)
Non-GAAP net income	$68,300	$58,995

Adjusted diluted earnings per share:
GAAP diluted earnings per share	$0.53	$0.24
Amortization of acquired intangibles	0.80	0.80
Stock-based compensation	0.44	0.32
Restructuring expenses	0.02	0.16
Acquisition-related expenses	0.02	0.06
Cyber vulnerability response expenses, net	0.03	0.02
Provision for income taxes	(0.24)	(0.29)
Non-GAAP diluted earnings per share	$1.60	$1.31

Non-GAAP weighted avg shares outstanding - diluted	42,729	44,887

OTHER NON-GAAP FINANCIAL MEASURES
(Unaudited)

Adjusted Free Cash Flow and Unlevered Free Cash Flow
	Three Months Ended
(in thousands)	February 28, 2026	February 28, 2025	% Change
Cash flows from operations	$98,626	$68,947	43%
Purchases of property and equipment	(2,705)	(1,290)	110%
Free cash flow	95,921	67,657	42%
Add back: restructuring payments	2,924	5,554	(47)%
Adjusted free cash flow	$98,845	$73,211	35%
Add back: tax-effected interest expense	12,197	14,743	(17)%
Unlevered free cash flow	$111,042	$87,954	26%

RECONCILIATIONS OF GAAP TO NON-GAAP FINANCIAL MEASURES FOR FISCAL YEAR 2026 GUIDANCE
(Unaudited)

Fiscal Year 2026 Updated Non-GAAP Operating Margin Guidance
	Fiscal Year Ending November 30, 2026
(in millions)	Low	High
GAAP income from operations	$162.0	$170.4
GAAP operating margin	16%	17%
Restructuring expense	1.7	1.7
Stock-based compensation	70.6	70.6
Acquisition-related expenses	5.0	5.0
Amortization of acquired intangibles	137.3	137.3
Cyber vulnerability response expenses, net	7.7	7.7
Total adjustments(1)	222.3	222.3
Non-GAAP income from operations	$384.3	$392.7
Non-GAAP operating margin	39%	39%

Fiscal Year 2026 Updated Non-GAAP Earnings per Share and Effective Tax Rate Guidance
	Fiscal Year Ending November 30, 2026
(in millions, except per share data)	Low	High
GAAP net income	$73.9	$81.2
Adjustments (from previous table)	222.3	222.3
Income tax adjustment(2)	(41.5)	(41.3)
Non-GAAP net income	$254.7	$262.2

GAAP diluted earnings per share	$1.71	$1.87
Non-GAAP diluted earnings per share	$5.91	$6.03

Diluted weighted average shares outstanding	43.1	43.5

[1] Total adjustments include preliminary estimates relating to the valuation of intangible assets acquired from Nuclia and restructuring expenses. The final amounts will not be available until the Company's internal procedures and reviews are completed.

[2] Tax adjustment is based on a non-GAAP effective tax rate of approximately 20%, calculated as follows:
	Fiscal Year Ending November 30, 2026
	Low	High
Non-GAAP income from operations	$384.3	$392.7
Other (expense) income	(66.0)	(65.0)
Non-GAAP income from continuing operations before income taxes	318.3	327.7
Non-GAAP net income	254.7	262.2
Tax provision	$63.6	$65.5
Non-GAAP tax rate	20%	20%

RECONCILIATIONS OF GAAP TO NON-GAAP FINANCIAL MEASURES FOR FISCAL YEAR 2026 GUIDANCE
(Unaudited)

Fiscal Year 2026 Adjusted Free Cash Flow and Unlevered Free Cash Flow Guidance
	Fiscal Year Ending November 30, 2026
(in millions)	Low	High
Cash flows from operations (GAAP)	$266	$278
Purchases of property and equipment	(8)	(8)
Add back: restructuring payments	5	5
Adjusted free cash flow (non-GAAP)	263	275
Add back: tax-effected interest expense	52	51
Unlevered free cash flow (non-GAAP)	$315	$326

RECONCILIATIONS OF GAAP TO NON-GAAP FINANCIAL MEASURES FOR Q2 2026 GUIDANCE
(Unaudited)

Q2 2026 Non-GAAP Earnings per Share Guidance
	Three Months Ending May 31, 2026
	Low	High
GAAP diluted earnings per share	$0.35	$0.41
Acquisition-related expense	0.04	0.04
Stock-based compensation	0.43	0.43
Amortization of acquired intangibles	0.82	0.82
Restructuring expense	0.01	0.01
Cyber vulnerability response expenses, net	0.07	0.07
Total adjustments(3)	1.37	1.37
Income tax adjustment	(0.25)	(0.25)
Non-GAAP diluted earnings per share	$1.47	$1.53

[3] Total adjustments include preliminary estimates relating to the valuation of intangible assets acquired from Nuclia and restructuring expenses. The final amounts will not be available until the Company's internal procedures and reviews are completed.

Important Information Regarding Non-GAAP Financial Measures, Liquidity Measures, and Select Performance Metrics

Progress furnishes certain non-GAAP supplemental information to our financial results. We use such non-GAAP financial measures to evaluate our period-over-period operating performance because our management team believes that excluding the effects of certain GAAP-related items helps to illustrate underlying trends in our business and provides us with a more comparable measure of our continuing business, as well as greater understanding of the results from the primary operations of our business. Management also uses such non-GAAP financial measures to establish budgets and operational goals, evaluate performance, and allocate resources. In addition, the compensation of our executives and non-executive employees is based in part on the performance of our business as evaluated by such non-GAAP financial measures. We believe these non-GAAP financial measures enhance investors' overall understanding of our current financial performance and our prospects for the future by: (i) providing more transparency for certain financial measures, (ii) presenting disclosure that helps investors understand how we plan and measure the performance of our business, (iii) affording a view of our operating results that may be more easily compared to our peer companies, and (iv) enabling investors to consider our operating results on both a GAAP and non-GAAP basis (including following the integration period of our prior acquisitions). However, this non-GAAP information is not in accordance with, or an alternative to, generally accepted accounting principles in the United States ("GAAP") and should be considered in conjunction with our GAAP results as the items excluded from the non-GAAP information may have a material impact on Progress' financial results. A reconciliation of non-GAAP adjustments to Progress' GAAP financial results is included in the tables above.

In the noted fiscal periods, we adjusted for the following items from our GAAP financial results to arrive at our non-GAAP financial measures:

•Amortization of acquired intangibles - We exclude amortization of acquired intangibles because those expenses are unrelated to our core operating performance and the intangible assets acquired vary significantly based on the timing and magnitude of our acquisition transactions and the maturities of the businesses acquired. Adjustments include preliminary estimates relating to the valuation of intangible assets from Nuclia. The final amounts will not be available until the Company's internal procedures and reviews are completed.
•Stock-based compensation - We exclude stock-based compensation to be consistent with the way management and, in our view, the overall financial community evaluates our performance and the methods used by analysts to calculate consensus estimates. The expense related to stock-based awards is generally not controllable in the short-term and can vary significantly based on the timing, size, and nature of awards granted. As such, we do not include these charges in operating plans.
•Restructuring expenses - In all periods presented, we exclude restructuring expenses incurred because those expenses distort trends and are not part of our core operating results.
•Acquisition-related expenses - We exclude acquisition-related expenses in order to provide a more meaningful comparison of the financial results to our historical operations and forward-looking guidance and the financial results of less acquisitive peer companies. We consider these types of costs and adjustments, to a great extent, to be unpredictable and dependent on a significant number of factors that are outside of our control. Furthermore, we do not consider these acquisition-related costs and adjustments to be related to the organic continuing operations of the acquired businesses and are generally not relevant to assessing or estimating the long-term performance of the acquired assets. In addition, the size, complexity, and/or volume of past acquisitions, which often drives the magnitude of acquisition-related costs, may not be indicative of the size, complexity, and/or volume of future acquisitions.
•Cyber vulnerability response expenses, net - We exclude certain expenses resulting from the MOVEit Vulnerability, as more thoroughly described in our filings with the Securities and Exchange Commission since June 5, 2023. Such expenses primarily consist of legal and other professional services related thereto. Expenses related to such cyber matters are provided net of expected insurance recoveries, although the timing of recognizing insurance recoveries may differ from the timing of recognizing the associated expenses. Costs associated with the enhancement of our cybersecurity program are not included within this adjustment. We expect to continue to incur legal and other professional services expenses in future periods associated with the MOVEit Vulnerability. Expenses related to such cyber matters are expected to result in operating expenses that would not have otherwise been incurred in the normal course of business operations. We believe that excluding these costs facilitates a more meaningful evaluation of our operating performance and comparisons to our past operating performance.
•Provision for income taxes - We adjust our income tax provision by excluding the tax impact of the non-GAAP adjustments discussed above.

•Constant currency - Revenue from our international operations has historically represented a substantial portion of our total revenue. As a result, our revenue results have been impacted, and we expect will continue to be impacted, by fluctuations in foreign currency exchange rates. As exchange rates are an important factor in understanding period-to-period comparisons, we present revenue growth rates on a constant currency basis, which helps improve the understanding of our revenue results and our performance in comparison to prior periods. The constant currency information presented is calculated by translating current period results using prior period weighted average foreign currency exchange rates.

In the noted fiscal periods, we also present the following liquidity measures:

•Adjusted free cash flow ("AFCF") and unlevered free cash flow ("Unlevered FCF") - AFCF is equal to cash flows from operating activities less purchases of property and equipment, plus restructuring payments. Unlevered FCF is AFCF plus tax-effected interest expense on outstanding debt.

In the noted fiscal periods, we also present the following select performance metrics:

•Annualized Recurring Revenue ("ARR") - We disclose ARR as a performance metric to help investors better understand and assess the performance of our business because our mix of revenue generated from recurring sources currently represents the substantial majority of our revenues and is expected to continue in the future. We define ARR as the annualized revenue of all active and contractually binding term-based contracts from all customers at a point in time. ARR includes revenue from maintenance, software upgrade rights, public cloud, and on-premises subscription-based transactions and managed services. ARR mitigates fluctuations in revenue due to seasonality, contract term and the sales mix of subscriptions for term-based licenses and SaaS. We use ARR to understand customer trends and the overall health of our business, helping us to formulate strategic business decisions.

We calculate the annualized value of annual and multi-year contracts, and contracts with terms less than one year, by dividing the total contract value of each contract by the number of months in the term and then multiplying by 12. Annualizing contracts with terms less than one-year results in amounts being included in our ARR that are in excess of the total contract value for those contracts at the end of the reporting period. We generally do not sell non-SaaS-based contracts with a term of less than one year unless a customer is purchasing additional licenses under an existing annual or multi-year contract. The expectation is that at the time of renewal, such contracts with a term less than one year will renew with the same term as the existing contracts being renewed, such that both contracts are co-termed. Historically, such contracts with a term of less than one year renew at rates equal to or better than annual or multi-year contracts.

For SaaS-based contracts, there is a meaningful percentage of monthly auto-renewing contracts for which annualizing the contracts results in amounts being included in our ARR that are in excess of the total contract value for those contracts at the end of the reporting period.

Revenue from term-based license and on-premises subscription arrangements include a portion of the arrangement consideration that is allocated to the software license that is recognized up-front at the point in time control is transferred under ASC 606 revenue recognition principles. ARR for these arrangements is calculated as described above. The expectation is that the total contract value, inclusive of revenue recognized as software license, will be renewed at the end of the contract term.

The calculation is done at constant currency using the current year budgeted exchange rates for all periods presented.

ARR is not defined in GAAP and is not derived from a GAAP measure. Rather, ARR generally aligns to billings (as opposed to GAAP revenue which aligns to the transfer of control of each performance obligation). ARR does not have any standardized meaning and is therefore unlikely to be comparable to similarly titled measures presented by other companies. ARR should be viewed independently of revenue and deferred revenue and is not intended to be combined with or to replace either of those items. ARR is not a forecast and the active contracts at the end of a reporting period used in calculating ARR may or may not be extended or renewed by our customers.

•Net Retention Rate ("NRR") - We calculate net retention rate as of a period end by starting with the ARR from the cohort of all customers as of 12 months prior to such period end ("Prior Period ARR"). We then calculate the ARR from these same customers as of the current period end ("Current Period ARR"). Current Period ARR includes any expansion and is net of contraction or attrition over the last 12 months but excludes ARR from new customers in the current period. We then divide the total Current Period ARR by the total Prior Period ARR to arrive at the net retention rate. Net retention rate is not calculated in accordance with GAAP and is not derived from a GAAP measure.

Note Regarding Forward-Looking Statements

This press release contains statements that are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Progress has identified some of these forward-looking statements with words like "believe," "may," "could," "would," "might," "should," "expect," "intend," "plan," "target," "anticipate" and "continue," the negative of these words, other terms of similar meaning or the use of future dates. Forward-looking statements in this press release include, but are not limited to, statements regarding Progress' business outlook (including future acquisition activity) and financial guidance. There are a number of factors that could cause actual results or future events to differ materially from those anticipated by the forward-looking statements, including, without limitation: (i) economic, geopolitical, and market conditions can adversely affect our business, results of operations, and financial condition, including our revenue growth and profitability, which in turn could adversely affect our stock price; (ii) our international sales and operations subject us to additional risks that can adversely affect our operating results, including risks relating to foreign currency gains and losses; (iii) we may fail to achieve our financial forecasts due to such factors as delays or size reductions in transactions, fewer large transactions in a particular quarter, fluctuations in currency exchange rates, or a decline in our renewal rates for contracts; (iv) if the security measures for our software, services, other offerings or our internal information technology infrastructure are compromised or subject to a successful cyber-attack, or if our software offerings contain significant coding or configuration errors or zero-day vulnerabilities, we may experience reputational harm, legal claims and financial exposure; and the results of inquiries, investigations and legal claims regarding the MOVEit Vulnerability remain uncertain, while the ultimate resolution of these matters could result in losses that may be material to our financial results for a particular period; and (v) future acquisitions may not be successful or may involve unanticipated costs or other integration issues that could disrupt our existing operations. For further information regarding risks and uncertainties associated with Progress' business, please refer to our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the fiscal year ended November 30, 2025. Progress undertakes no obligation to update any forward-looking statements, which speak only as of the date of this press release.